Exhibit 99.2
Durable pgRNA loss in both HBeAg positive and negative patients treated with PBGENE-HBV supports path towards viral cure
Man-Fung Yuen1, Anca Streinu-Cercel2,3, Vlad Andrei Ichim4,5, Emily B. Harrison5, James M. Harris6, Keely Dulmage5, Andrew Van Cott5, Abhishek Chandiramani5, Neil Leatherbury5, Janel Lape5, Peter Balfe6, Jeff Smith5, Cassandra L. Gorsuch5, Stanley Frankel5, Oby Sogbetun5, Jane A. McKeating6, Mark Sulkowski5,7 Edward Gane8
1Queen Mary Hospital, The University of Hong Kong, Hong Kong, 2Carol Davila University of Medicine and Pharmacy, Bucharest, Romania, 3National Institute for Infectious Disease ‘Prof. Dr. Matei Balș’, Bucharest, Romania, 4“Luliu Hațieganu” University of Medicine and Pharmacy, Cluj-Napoca, Romania, 5Cluj Emergency County Hospital, Cluj-Napoca, Romania5Precision BioSciences Inc., 6Nuffield Department of Medicine, University of Oxford,7Division of Infectious Diseases Johns Hopkins Bayview Medical Center Johns Hopkins University & Medicine, 8New Zealand Clinical Research
Background and Aims: The root cause of chronic hepatitis B (CHB) infection is covalently closed circular DNA (cccDNA). cccDNA is the sole source of pregenomic RNA (pgRNA), the precursor molecule to infectious particles, HBV DNA. The persistence of cccDNA and pgRNA upstream of HBV DNA suppression by nucleoside analogue (NA) therapy drives ongoing risk of disease progression and hepatocellular carcinoma. Therefore, cccDNA elimination is key for chronic hepatitis B viral cure. PBGENE-HBV, an LNP containing ARCUS nuclease mRNA, is designed to eliminate cccDNA. ELIMINATE-B is a Phase 1b study evaluating the safety and antiviral activity of PBGENE-HBV in HBeAg-negative patients and now expanded to include HBeAg-positive patients — an important population with notably higher levels of cccDNA and pgRNA.
Method: Multiple ascending doses of PBGENE-HBV were tested in NA-treated, CHB patients, with repeat infusions dosed at ≥4-week intervals. The primary endpoint was safety, deﬁned by the frequency and severity of dose limiting toxicities (DLTs). Other endpoints included assessment of antiviral activity from blood and liver biopsy.

Results: After PBGENE-HBV treatment, elimination and inactivation of cccDNA was conﬁrmed in liver biopsies, and durable loss of pgRNA was demonstrated in serial blood samples (repeat measurements below the lower limit of detection, 5 copies/mL). In the ﬁrst HBeAg-positive patient, treated at 0.4 mg/kg, pgRNA decreased from 5,750 copies/mL at baseline to undetectable. To date, of 11 HBeAg-negative patients with detectable pgRNA at baseline, 10 currently have undetectable pgRNA after PBGENE-HBV treatment, with 5-month average durability and ongoing follow-up. The ﬁrst 6 participants with pgRNA loss have now surpassed the important 6-month durability milestone since their initial undetectable measurement. Loss of pgRNA occurred after one or two administrations at dose levels ranging from 0.4 to 0.8 mg/kg. Transcriptomic analysis from liver biopsies showed a 10-fold (1-log) reduction in cccDNA derived transcripts after 2 administrations at 0.4 mg/kg in one patient, with additional biopsy data pending.
PBGENE-HBV was well-tolerated with no DLTs across 58 doses in 24 subjects, from 0.2-0.8 mg/kg. Infusion-related reactions were transient and manageable supporting a wide therapeutic window.

Exhibit 99.2
Conclusion: Elimination and inactivation of cccDNA by PBGENE-HBV was conﬁrmed by liver biopsies as well as durable loss of pgRNA in the blood. In an HBeAg positive patient, loss of pgRNA after treatment with PBGENE-HBV at 0.4 mg/kg shows elimination of cccDNA is not limited to patients with lower cccDNA burden. Safety and efficacy data support ongoing development of PBGENE-HBV as a potentially curative regimen for chronic hepatitis B.